Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 23, 2015, with respect to the financial statements of GreenHaven Commodity Services, LLC (the “Company”) included in Form 8-K of GreenHaven Continuous Commodity Index Fund (the “Fund”) and GreenHaven Continuous Commodity Index Master Fund (the “Master Fund”) for the year ended December 31, 2014.  We hereby consent to the incorporation by reference of said report in the Registration Statements of the Fund and the Master Fund on Forms S-3 (File No. 333-170917 and File No. 333-170917-01, effective January 14, 2011, File No. 333-188743 and File No. 333-188743-01, effective September 19, 2013).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

April 23, 2015